Exhibit 10.16

RETENTION AGREEMENT

Between Bank of Hawaii and Neal C. Hocklander dated May 3, 2004, as revised December 16, 2005

This Retention Agreement (“Agreement”) is between Neal C. Hocklander (“you”) of 375 Lelekepue Place, Honolulu, Hawaii 96821, and Bank of Hawaii Corporation and Bank of Hawaii (collectively, the “Bank”) of 130 Merchant Street, Honolulu, Hawaii 96813. The purpose of this Agreement is to describe the terms of your retention and transition from employment with the Bank.

1.              Separation from employment.    Unless  your  employment is sooner  terminated voluntarily or for “cause” as provided in Paragraphs 3.e and 7, the date of your separation from employment (“Separation Date”) is scheduled to occur on June 30, 2006. The final determination of your Separation Date will be made by the Bank, in its discretion, based upon the needs of the Bank in achieving the goals of the Bank’s Retention Program. The Bank may advance your Separation Date to any date before June 30, 2006, or may extend your Separation Date to any date within three months after June 30, 2006. Any Separation Date after September 30, 2006, will require mutual agreement of the parties in writing.

2.              Duties and compensation until your Separation Date.   You agree to continue to work diligently in your current position through the Separation Date, at which time you will be relieved of all duties and responsibilities.

a.              You will be paid your normal salary and benefits through the Separation Date. You will participate in the Executive Incentive Plan for calendar years 2004, 2005, and 2006, with the amount payable for 2006 pro-rated based on your Separation Date.

b.             In the event you voluntarily terminate employment prior to the Separation Date, you will receive only your salary and vested benefits through the date of your termination of employment.

c.              You will not participate in any other incentive, retention, bonus, or stock plan in 2004, 2005 or 2006. You will not participate in any incentive, retention, bonus, or stock plan on or after the Separation Date. You acknowledge and agree that no compensation or other payment except as specified in this Agreement and in the Restricted Stock Unit (‘RSU”) Grants (granted on October 23, 2003 and April 30, 2004) is or will be owed to you after the Separation Date.

3.              Return of Bank materials upon termination of employment and resignation from positions.  On or prior to the Separation Date, you:

a.              Will return to the Bank any information you have about the Bank’s practices, customers, strategies, procedures, or trade secrets, including but not limited to, customer data, lists and accounts, growth plans, business plans, and marketing strategies (collectively, the “Bank Information”). You will not retain any copies of the Bank Information in any form or medium.

Neal C. Hocklander

b.             You will also return any Bank property you have, including American Express card, keys, cell phone, or other Bank equipment.

c.              You will resign any positions you hold as a director, officer, or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust, effective on the Separation Date.

d.             In the event your employment is terminated prior to your Separation Date (1) voluntarily, or (2) for “cause” pursuant to Paragraph 6, you will comply with these requirements as of your termination date (“Termination Date”).

4.              Retention Payment and other benefits.    If you perform your duties to the Bank’s satisfaction through June 30, 2006, (including your compliance with the requirements in Paragraph 3, above, and if you comply with the requirements of this Paragraph and Paragraphs 5, 8, 10, and 11, below, and Exhibit “A” to the Agreement), you will receive a Retention Payment equal to twenty-four (24) months of your base monthly salary as of January 1, 2006, and the additional benefits described in this Paragraph 4.

a.              The Retention Payment will be paid in a single lump sum in 2007, no later than March 15, 2007.

b.             You will be entitled to health insurance coverage under an insured preferred provider plan with the same percentage of shared premiums as prior to your Separation Date (except that there will be no pre-tax employee premiums) for a period of twenty-four (24) months after your Separation Date. If you are employed elsewhere before the twenty-four month period ends, the health insurance coverage will terminate at the time of your new employment. When the health insurance coverage ends under this paragraph, you will receive notice of your right to COBRA continuation coverage. After the Separation Date, you will no longer be eligible for contributions or benefit accruals under any of the Bank’s tax-qualified retirement plans or nonqualified deferred compensation plans. Any outstanding stock option(s) will expire in accordance with the terms of the option(s).

c.              To compensate you for benefits lost because of changes to this Agreement to comply with Section 409A of the Internal Revenue Code, you will be entitled to an additional cash payment under this revised Agreement equal to $103,500. This additional cash payment will be paid to you in 2007, no later than March 15, 2007.

5.              When you are entitled to the retention and other benefits granted by this Agreement. The salary, benefits, Retention Payment, and/or RSU Grant provided to you under this Agreement is expressly conditioned upon your:

a.              Compliance with the terms of this Agreement, including your waiver of ALL CLAIMS you have or might have against the Bank and the Bank Releasees described in Paragraph 8 through the Separation Date; and

b.             (1) agreement to, and signing of, the Release of Claims (“Release”) attached as Exhibit “A” on the Separation Date and (2) adherence to that Release without revocation.

6.              Effect of this Agreement on other severance arrangements. Unless your employment is terminated for “cause” as defined in the next Paragraph, it will be terminated by way of resignation. You understand and agree that you are not entitled to benefits under our Basic Staff Severance Plan for termination by resignation. By acceptance of this Agreement and in consideration of the monetary consideration provided to you under this Agreement (“Monetary Consideration”), you are waiving and releasing any claim for benefits under that Plan. In addition, the Key Executive Change-in-Control Severance Agreement entered into by and between you and the Bank effective April 27, 2001, shall be deemed to have been terminated as of the Separation Date. Furthermore, if a Change in Control occurs prior to your Separation Date and you become entitled to benefits under the Key Executive Change-in-Control Severance Agreement, you will receive the benefits under the Change-in-Control Severance Agreement, but will not be entitled to any of the benefits provided under this Agreement. The Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, and will truthfully report, should unemployment compensation authorities ask, that the termination of your employment was voluntary (or involuntary, if termination was for “cause”.)

7.                     When your employment may be terminated for cause. You agree and understand that your employment with the Bank may be terminated for “cause” at any time on or before the Separation Date.

a.                     “Cause” is defined to include:    (1) your violation of the Bank’s Employee Handbook, to include the Bank’s Code of Ethics and Conduct (the “Code”), a copy of which has been provided to you; (2) your breach of the terms of this Agreement; (3) your failure to successfully complete your transition objectives or to make satisfactory progress toward your annual performance objectives through the Separation Date, as determined by the Bank’s Chief Executive Officer; or (4) your violation of the Code of Business Ethics and Conduct of the New York Stock Exchange (the “NYSE Code”), a copy of which has been provided to you. You understand and acknowledge that the provisions of the Code or the NYSE Code may be changed from time to time between the date on which you sign this Agreement (its “Execution Date”) and the Separation Date, and you agree that your violation of any of those changed provisions prior to the Separation Date will constitute grounds for terminating your employment for “cause”.

b.             Termination for “cause” may be with or without notice. In the event that you are terminated for “cause,” you will forfeit all Monetary Consideration that has not been paid to you as of the Termination Date.

c.              Your duties under this Agreement, including the information disclosure restrictions of Paragraph 11 (subsections a and b) and the release of all claims as provided in Paragraphs 5 and 8.a, shall remain in the event you are terminated for “cause”. You agree that the payment to you of salary and benefits and/or other consideration on or after the date you sign this Agreement (the “Execution Date”) shall be good and sufficient consideration to require your adherence to the promises you have made in this Agreement even if you are terminated for “cause” and forfeit any unpaid or unvested Monetary Consideration.

8.              Waiver of any claims YOU may have.  You waive, release, and forego any and all claims that you have or might have through the Execution Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (the “Bank Releasees”), including without restriction any claims arising from or related to your employment with the Bank and/or your separation from employment with the Bank.

a.              The released claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state, or local jurisdictions) or any foreign country. The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs. THIS RELEASE COVERS ALL CLAIMS THAT ARE BASED UPON ANY EVENT THAT OCCURRED THROUGH THE EXECUTION DATE OF THIS AGREEMENT.

b.             You further agree that you will execute upon your Separation Date a further Release covering claims from the Execution Date through your Separation Date in the form attached hereto as Exhibit A. The Release is expressly incorporated into this Agreement as part of the Agreement.

9.              How we will respond to employment verification requests.   The Bank and you agree that any inquiries regarding verification of your employment will be handled through Bank of Hawaii, Human Resources.   As is its practice, Human Resources will only

release information confirming your dates of employment and position title to requesters or if we are required to report further information by law, regulation, or court order.

10.                  Neither of us will make negative comments about the other.  The Bank agrees that neither its executive officers nor its directors will make any disparaging, negative, or derogatory statements about you. You agree that you will not make any disparaging, negative, or derogatory comments about the Bank or the Bank Releasees.

11.                   Your agreement to keep secrets and not to compete.  You further agree as follows:

a.             Unless required or otherwise permitted by law, you will not disclose to others or use the Bank Information or any summary or derivative of that information.

b.            Unless required or otherwise permitted by law, you will not disclose to others the terms of this Agreement or the benefits being paid under it or the fact of their payment except that you may disclose this information to your spouse or to your attorney, accountant, or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct anyone to whom you make a permitted disclosure that he or she is to maintain the confidentiality of this information just as you must.

c.             You acknowledge that your services under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and that you will have access to Bank Information of extremely confidential and sensitive nature crucial to the Bank’s success. You further acknowledge and agree that if you were to engage in the conduct prohibited by Subparagraphs 11.d, 11.e or 11.f, the Bank would be irreparably harmed.

d.            In consideration of your acknowledgements,  our mutual  promises and the Monetary Consideration, you agree that — for the duration of the term of your active employment by the Bank and for a period of twenty-four (24) full months following the earlier of your Separation Date or Termination Date (the “Non-Compete Period”) — you will not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business in the state of Hawaii; provided, however, that you may purchase or otherwise acquire up to one percent of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The term “Financial Institution” is defined as any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker, or other company or organization that competes in the state of Hawaii with the Bank or any of its subsidiaries or related companies or entities (the “Bank or Related Entities”).

e.              You agree that at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period you will not solicit business of the same or similar type being carried on by the Bank or Related Entities from any company, person, or entity known by you to be a customer of the Bank or Related Entities, whether or not you had personal contact with such company, person, or entity by reason of your employment with the Bank.

f.              You will not, whether for your own account or the account of any other person at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Bank or in any manner induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

g.             You agree to notify the Bank in writing if you accept employment at any time between the Execution Date of this Agreement and one year following the end of the Non-Compete Period. You further agree that the Bank may notify your new employer of the terms of Paragraphs 10, 11, and 13 of this Agreement and, at the Bank’s election, furnish the employer with a copy of this Agreement or relevant portions thereof.

12.                  Where notices are to be sent. Any notice required or permitted by this Agreement shall be in writing sent to the following addressees: For you, 375 Lelekepue Place, Honolulu, Hawaii 96821; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu, HI 96846-6000.

13.                  Enforcing this Agreement. To the extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity. You acknowledge and agree that your breach of Paragraphs 3, 10, or 11 will result in irreparable harm to the Bank for which it will have no adequate remedy at law and for which the Bank will be entitled to immediate injunctive relief.

14.                  Interpretation of this Agreement. In deciding any question about the parties’ intent in creating this Agreement, the following rules will be applied:

a.              If any covenant of Paragraph 11 is held by a court to be unreasonable, arbitrary, or against public policy, the covenant will be considered to be divisible with respect to scope, time, and/or geographic area, and enforced to the greatest extent permissible under law. If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.             The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Agreement, and not to alter its substance.

c.              This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.             This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.

e.              This Agreement may only be amended in writing signed by both you and the Bank.

f.              This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

15.           Older Workers Benefit Protection Act notice.  The following is required by the Older Workers Benefit Protection Act (“OWBPA”):

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Execution Date of the Agreement. You have up to 21 days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days. To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing. If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

To accept this Agreement, please date, sign, and return it to the Bank’s Executive Vice President & Director of Human Resources. (An extra copy for your file is provided). Once you do so, pursuant to the OWBPA, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send the Bank’s Executive Vice President & Director of Human Resources a written statement of revocation by registered mail, return receipt requested. If you revoke your acceptance of this Agreement, the Agreement will be void, and you will not receive the Monetary Consideration provided under the Agreement.

BANK OF HAWAII CORPORATION and
BANK OF HAWAII

By:	/s/ Allan R. Landon
Allan R. Landon
Chairman of the Board, CEO, and President

By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated:	12-22-05	/s/ Neal C. Hocklander
Neal C. Hocklander

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(l)(F)(i)).

Dated:	12-22-05	/s/ Neal C. Hocklander
Neal C. Hocklander

EXHIBIT A

[TO BE SIGNED ON THE SEPARATION DATE]

RELEASE OF CLAIMS

In consideration of the payments and other consideration provided for by the agreement (“Agreement”) dated May 3, 2004, as revised December 16, 2005, which is attached hereto and expressly incorporated herein, 1 hereby voluntarily and knowingly waive, release, and forever forego any and all claims, whether or not now known, suspected or claimed, that I ever had, now have, or may later claim to have had against Bank of Hawaii (the “Bank”) and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, insurers, attorneys, employees, successors, or assigns (the “Bank Releasees”) through the date of my signature below (the “Release Date”), including without limitation all claims arising from or related to my employment with the Bank and/or the separation of my employment with the Bank.

These claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state, or local jurisdictions) or any foreign country. The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs. This Release covers all claims that are based upon any event, action, or inaction that occurred or was to have occurred through the Release Date.

I hereby acknowledge (I) that I have been advised to consult with an attorney prior to signing this Release, (2) that I have been given more than twenty-one days prior to signing in which to consider this Release, (3) that I have been advised that this Release covers ALL CLAIMS (including employment-related claims generally and ADEA claims specifically) I might have against the Bank or the Bank Releasees through the date of this Release; and (4) that I have seven days after signing this Release (“the Revocation Period”) in which to revoke my agreement to this Release. I understand that I may revoke my agreement by notifying the Bank at any time during the Revocation Period. If I elect to revoke my agreement to this Release, the Agreement will be void, and I will not receive the Monetary Consideration provided under the Agreement.

UNDERSTOOD AND AGREED:

Neal C. Hocklander	Date

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(F)(l)(F)(i)).

Dated:
Neal C. Hocklander

ALLAN R. LANDON
CHAIRMAN OF THE BOARD
CHIEF EXECUTIVE OFFICER

July 29, 2005

Neal Hocklander

Vice Chairman

Information, Operations and Human Resources

Dear Neal,

We have held a number of discussions regarding the transition of the Managing Committee and the impact that transition might have on your future with the Bank of Hawaii. Now that the final pieces of the transition are becoming clear, I felt it important to review the planned role for you with the Bank going forward.

Under your Retention Agreement with the Bank, you have an inactive service date (“ISD”) of June 30, 2006. We have agreed that your ISD will remain June 30, 2006, but that your duties will change effective January 1, 2006. We also agreed that in the fourth quarter, 2005 an announcement will be made that effective January 1, 2006 your management responsibilities for the Information, Operations and Human Services Group will transition to Dave Thomas and me.

During the six months of your active service between January 1, 2006, and your ISD, you will provide assistance to Dave, the Director of Human Resources and me with a focus on further developing the executive team, building the next three year plan and executive compensation issues. Your inactive service with the Bank will begin on July 1, 2006, with duties as described in your Retention Agreement. Your compensation will continue as provided in the Retention Agreement except you will not be eligible to receive any equity compensation for 2006—other than the RSU award to be paid on March 31, 2006, for your work in 2005. You will continue to be a participant (on a prorated annual basis) in the EIP through June 30, 2006.

The foregoing actions are subject to the approval of the Board of Directors or a properly delegated Committee of the Board. Changes to your Retention Agreement will be reflected in a formal Revised Retention Agreement once approval has been obtained. Please note that the inactive service payments provided for in your Retention Agreement may be subject to the requirements of Section 409 A of the Internal Revenue Code, in which case the Revised Retention Agreement may rquire deferral of the payments until six months following your ISD.

Neal, I want to express my sincere appreciation as well as that of the Board of Directors and the Managing Committee for your willingness to help the Bank through our MC transition. Your hard work, dedication and leadership have made a difference at BOH and a great example to us all.

I look forward to continuing to work with you through 2005 and in your new role in 2006 and beyond. If you have questions don’t hesitate to contact me.

Sincerely,
/s/ Allan R. Landon

130 Merchant Street • Honolulu, HI 96813 • Tel (808) 537-8888 • Fax (808) 538-4626 • boh.com

ALLAN R. LANDON

ChaIrman of the board

CHIEF EXECUTIVE OFFICER                                                            June 30, 2006

Mr. Neal C. Hocklander

Vice Chairman

Executive Administration #210

Dear Neal,

You and I have had several conversations regarding your employment with Bank of Hawaii. I am delighted that you have decided to continue active employment, on a part-time basis, from July 1, 2006 through the end of the year. Accordingly, we have agreed to extend your Separation Date through December 31, 2006.

We have agreed that your focus over the next six months will be to:

•             Provide support and act as an advisor to me;

•             Assist with the recruitment and integration of the General Counsel;

•             Assist with other Managing Committee transitions;

•             Prepare the executive management staffing plan for 2007-2009;

•            Work with me and an external consultant to develop and plan a “tearn development” experience for the Managing Committee;

•            Provide consultation to the Director of Human Resources to strengthen HR operations and services and develop the HR three-year plan;

•            Advise the Director of Human Resources on HR & Compensation Committee matters and assist with executive compensation program strategy and development;

•            Advise the Managing Committee and Human Resources on matters of organization development/design, executive development and HR strategy;

•            Attend Board, Managing Committee and other meetings while in Hawaii and telephonically, as necessary; and,

•              Other duties, as necessary and appropriate.

Furthermore, we have agreed that you will be in Hawaii for approximately two weeks each month and be available for consultation (via phone, e-mail and/or fax) while on the mainland.  For your continued service, you will be paid $14,583 per month, which is half of your current base salary, and you will remain a participant in the 2006 Executive Incentive Plan. We have also agreed to reduce the “Additional Cash Award” payment as stated in the April 30, 2004 Service-Based Restricted Stock Unit Agreement by 50% for the period covering July 1 – December 31, 2006. Additionally, the Bank will make available its condo for you and your family through December 31, 2006 and share in the cost of your transportation expenses to and from Hawaii. Except as modified by this letter agreement, your Retention Agreement dated May 3, 2004 and revised December 16, 2005 will continue to apply. Your performance of services after June 30, 2006 will confirm your acceptance of the terms of this letter.

Neal, it is my pleasure to continue to work together to strengthen our executive leadership team and ease the Bank through the upcoming changes. Thank you for your commitment and support. As we approach 2007, let’s discuss the need to continue this arrangement.

Sincerely,
/s/ Allan R. Landon

130 Merchant Street • Honolulu, HI 96813 • Tel (808) 537-8888 • Fax (808) 538-4626 • boh.com